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                                                                  Exhibit 5.1


                                                                 July 9, 1998

National Record Mart
507 Forest Avenue
Carnegie, PA 15106


     Re: Registration Statement on Form S-8 for National Record Mart, Inc. 1997 Non-Employee Directors Stock Option Plan
            1993 Non-Employee Directors Stock Option Plan
            ---------------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel to National Record Mart, Inc., a Delaware corporation (the "Company"), in connection with the above-captioned Registration Statement (the "Registration Statement") relating to up to 35,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") which may be purchased pursuant to stock options granted under the Company's 1997 Non-Employee Directors Stock Option Plan and the Company's 1993 Non-Employee Directors Stock Option Plan (the "Plans"). The Plans provide that either authorized but unissued or treasury shares of Common Stock may be issued upon the exercise of stock options granted under the Plans. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and delivered under the Plans will have been duly authorized, validly issued and fully paid at the time of their original issuance.

                  In connection with this opinion, we have examined, among other things:

                  (1) the Amended and Restated Certificate of Incorporation of the Company;

                  (2) action taken by the Board of Directors and stockholders of the Company on May 6, and June 3, 1993, respectively, approving the 1993 Non-Employee Directors Stock Option Plan and action taken by the Board of Directors of the Company on June 30, 1997 adopting the 1997 Non-Employee Directors Stock Option Plan; and

                  (3) the Plans, as currently in effect.

                  Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion the 35,000 shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plans upon the exercise of stock options granted under the Plans have been duly authorized, and upon such issuance in accordance with the provisions of the Plans such shares will be validly issued, fully paid and nonassessable.

                  In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania, the General Corporate Laws of the State of Delaware and the federal laws of the United States of America and the foregoing opinion is limited to such laws.

                  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion."

                                              Yours truly,

                                              /s/ Reed Smith Shaw & McClay LLP

                                              REED SMITH SHAW & McCLAY LLP




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